Exhibit 99.2

ITG Enters into Cooperation Agreement with Philadelphia Financial and Voce Capital and Adds Independent Director

NEW YORK, April 9, 2015 — ITG (NYSE: ITG, or the “Company”), an independent execution broker and research provider, today announced that it has reached an agreement with shareholders Philadelphia Financial Management of San Francisco and Voce Capital Management LLC and added a new independent member to its Board of Directors, Jarrett Lilien, former president and chief operating officer of E*TRADE Financial.  ITG has further agreed to conduct a search for a second additional independent board member, with input from Philadelphia Financial and Voce Capital.

“Over the last several months, we have had productive discussions with a number of our shareholders, including Philadelphia Financial and Voce Capital, and we appreciate the input we have received,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “As a result of those discussions, we have reached an agreement with Philadelphia Financial and Voce Capital that is consistent with ITG’s vision and is beneficial for all holders.”

Maureen O’Hara, Chairman of the ITG Board of Directors, added that “our board is committed to an open dialogue with our shareholders, and is aligned with our long-term shareholders’ interests.”  Justin Hughes, Founding Partner at Philadelphia Financial, noted that “today’s Board changes, along with ITG’s previously announced enhancements to its capital allocation policies, are positive steps forward for ITG and its shareholders.”  J. Daniel Plants, Founder and Chief Investment Officer of Voce Capital, added, “we appreciate the open and constructive dialogue we have had with ITG’s Board of Directors which has led to this successful outcome.”

Mr. Lilien will join the Board of Directors’ newly formed Capital Committee, which will review the Company’s allocation and use of capital in and among its various businesses and geographies and make recommendations to the full Board regarding further capital optimization strategies.  “We are excited to have Jarrett join our company,” said Ms. O’Hara.  “He is well known and respected throughout the industry and his skills and expertise will provide valuable additional insights to our Board.”

Philadelphia Capital and Voce Capital have committed to support all of the Board’s nominees at ITG’s 2015 annual meeting of shareholders.

About Jarrett Lilien

Mr. Lilien is currently the Managing Partner of Bendigo Partners, LLC, a venture capital investment firm which he founded in 2008 and also serves on the board of directors of WisdomTree Investments, Inc. and Tradier, Inc.  From 2003 to 2008, Mr. Lilien served as the President and Chief Operating Officer of E*TRADE Financial Corporation.  Previously, Mr. Lilien was President and Chief Brokerage Officer at E*TRADE Securities, Inc.  Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999.

About ITG

ITG is an independent execution broker and research provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2014 Annual Report on Form 10-K, and its Form 10-Qs (as amended, if applicable) and include, but are not limited to, general economic, business, credit and financial market conditions, both internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations and regulatory scrutiny, changes in tax policy or accounting rules, the actions of both current and potential new competitors, the volatility of our stock price, changes in commission pricing, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees.  The forward-looking statements included herein represent ITG’s views as of the date of this release.

ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

1-212-444-6259

corpcomm@itg.com

About Philadelphia Financial Management

Philadelphia Financial Management of San Francisco is a hedge fund that primarily invests in the financial services industry globally. Founded in 2004, its owner/operator founding partners have a bottom up fundamental investment approach.

About Voce Capital Management LLC

Voce Capital Management LLC (“Voce”) is an employee-owned investment manager and the advisor to Voce Catalyst Partners LP, a private investment partnership. Voce employs a value-driven, governance-focused investment strategy and is based in San Francisco, California.

Important Additional Information

ITG intends to file a proxy statement with the SEC in connection with the solicitation of proxies for ITG’s 2015 Annual Meeting of Shareholders (the “2015 Proxy Statement”).  ITG, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2015 Annual Meeting. Information regarding the names of ITG’s directors and executive officers and their respective interests in ITG by security holdings or otherwise is set forth in ITG’s proxy statement for the 2014 Annual Meeting of Shareholders, filed with the SEC on April 23, 2014, and the Current Reports filed, or to be filed, on Form 8-K with the SEC on August 11, 2014, and April 9, 2015.  To the extent holdings of such participants in ITG’s securities have changed since the amounts described in the 2014 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.  Details concerning the nominees of ITG’s Board of Directors for election at the 2015 Annual Meeting will be included in the 2015 Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and any other documents filed by ITG free of charge from the SEC’s website, http://www.sec.gov. ITG’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and any other relevant filed documents by directing a request by mail to Investment Technology Group, Inc., One Liberty Plaza, 165 Broadway, 5th Floor, New York, New York 10006, Attn: Investor Relations or from the investor relations section of ITG’s website, investor.itg.com.